EXHIBIT 3.2
CURIS, INC.

CERTIFICATE OF ELIMINATION OF
SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK AND
SERIES B CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK
Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Curis, Inc. (the “Corporation”), a corporation organized and existing under the DGCL, hereby certifies as follows:
1.Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of 1,426 shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series A Convertible Exchangeable Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designations, Preferences and Rights of Series A Convertible Exchangeable Preferred Stock of Curis, Inc. (the “Series A Preferred Stock Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on or about July 18, 2001.
2.The 1,000 previously issued shares of Series A Preferred Stock were cancelled by the Corporation on or about May 16, 2003, and 426 shares of Series A Preferred Stock remain authorized and unissued.
3.Pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board previously adopted resolutions creating and authorizing a series of 20,195 shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series B Convertible Non-Redeemable Preferred Stock (the “Series B Preferred Stock”), subject to the Certificate of Designations, Preferences and Rights of Series B Convertible Non-Redeemable Preferred Stock of Curis, Inc. (the “Series B Preferred Stock Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on January 7, 2026.
4.The 20,195 previously issued shares of Series B Preferred Stock were automatically converted into shares of the Corporation’s common stock and pre-funded warrants on or about March 20, 2026.
5.Pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, on May 19, 2026, the Board duly adopted the following resolutions, approving the elimination of the Series A Preferred Stock and Series B Preferred Stock, which resolutions have not been amended or rescinded:
NOW, THEREFORE, BE IT RESOLVED, that no shares of the Series A Preferred Stock are outstanding, and no further shares of such Series A Preferred Stock will be issued subject to the Series A Preferred Stock Certificate of Designations.
RESOLVED FURTHER, that no shares of the Series B Preferred Stock are outstanding and no further shares of such Series B Preferred Stock will be issued subject to the Series B Preferred Stock Certificate of Designations.

RESOLVED FURTHER, that all matters set forth in the Series A Preferred Stock Certificate of Designations with respect to such Series A Preferred Stock and all matters set forth in the Series B Preferred Stock Certificate of Designations with respect to such Series B Preferred Stock shall be eliminated from the Corporation’s Certificate of Incorporation.
RESOLVED FURTHER, that, upon the effectiveness of the Certificate of Elimination, the Series A Preferred Stock and Series B Preferred Stock shall be returned to the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.
RESOLVED FURTHER, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate of Elimination for the Series A Preferred Stock and Series B Preferred Stock with the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series A Preferred Stock Certificate of Designations with respect to such Series A Preferred Stock and all matters set forth in the Series B Preferred Stock Certificate of Designations with respect to such Series B Preferred Stock shall be eliminated from the Certificate of Incorporation.
6.This Certificate of Elimination shall be effective upon its filing with the Secretary of State of the State of Delaware (the “Effective Date”).
7.In accordance with Section 151(g) of the DGCL, effective as of the Effective Date, all matters set forth in the previously filed Certificates of Designations with respect to the Series A Preferred Stock and Series B Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, Curis, Inc. has caused this Certificate of Elimination to be executed on its behalf by its duly authorized officer on this 19th day of May 2026.

CURIS, INC.

By:	/s/ Diantha Duvall
Name: Title:	Diantha Duvall Chief Financial Officer
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